Microsoft Word 10.0.6754;77M):      Mergers


                  The following funds of Goldman Sachs Trust ("GST") acquired the assets and liabilities of six of seven portfolios offered by the Golden Oak Family of Funds ("Golden Oak") as follows (the "Reorganization"):

          GST Funds                         Corresponding Golden Oak Portfolio

          Strategic Growth Fund              Growth Portfolio
          Large Cap Value Fund               Value Portfolio
          Small Cap Value Fund               Small Cap Value Portfolio
          CORE International Equity Fund     International Equity Portfolio
          Core Fixed Income Fund             Intermediate-Term Income Portfolio
          Financial Square Prime             Prime Obligations Money Market
          Obligations Fund                   Portfolio


                  The seventh Golden Oak portfolio, the Golden Oak Michigan Tax Free Bond Portfolio, was not part of the Reorganization. This Portfolio reorganized into the Federated Michigan Intermediate Municipal Trust on September 28, 2004.


                  With regard to the circumstances and the details of the Reorganization, GST incorporates herein by reference the definitive Combined Proxy Statement/Prospectus dated August 21, 2004 and Statement of Additional Information dated August 21, 2004, each as filed electronically with the Securities and Exchange Commission ("SEC") on August 25, 2004, (Accession No. 000120006774-04-000859) (the "Proxy Soliciting Materials").

                  The following information is provided in response to questions not addressed in the Proxy Soliciting Materials:

                  (a) The Reorganization with respect to the Golden Oak Growth Portfolio, Golden Oak Value Portfolio, Golden Oak Small Cap Value Portfolio, Golden Oak International Equity Portfolio, Golden Oak Intermediate-Term Income Portfolio and Golden Oak Prime Obligation Money Market Portfolio closed on September 28, 2004.


                  (b) An Agreement and Plan of Reorganization was approved by each foregoing Golden Oak Portfolio at a Special Meeting of Shareholders of Golden Oak held on September 28, 2004. Golden Oak's Board of Trustees approved the Agreement and Plan of Reorganization and fund transactions at a meeting held on August 20, 2004. GST's Board of Trustees approved the Agreement and Plan of Reorganization and fund transactions at a meeting held on August 5, 2004.

                  (c) It is GST's understanding that Golden Oak will file with the SEC an Application pursuant to Section 8(f) of the Investment Company Act of 1940 and Rule 8f-1 thereunder, for an Order declaring that it has ceased to be an investment company. Upon receipt of the Order, it is expected that Golden Oak will terminate its existence under state law.